HENRY SCHEIN, INC.

135 Duryea Road

Melville, New York 11747

March 26, 2012

VIA ELECTRONIC TRANSMISSION

Tia L. Jenkins

Senior Assistant Chief Accountant

Office of Beverages, Apparel and Mining

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-1004

Re:	Henry Schein, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2011
Filed February 15, 2012
File No. 000-27078

Dear Ms. Jenkins:

Reference is made to the comments of the staff of the Securities and Exchange Commission, with respect to the Form 10-K for the fiscal year ended December 31, 2011 of Henry Schein, Inc. (the “Company”), in your letter dated March 13, 2012 (the “Comment Letter”).

By virtue of this letter, the Company hereby requests an extension to April 6, 2012 to respond to the Comment Letter.

Please contact me at (631) 843-5993 should you have any questions.

Very truly yours, HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
	Name:	Michael S. Ettinger
	Title:	Senior Vice President and General Counsel